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                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                            FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number:  0-7812


             Pennsylvania Enterprises, Inc.
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     (Exact name of registrant as specified in its charter)

     One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601,
                       (570) 829-8843
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(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, No Par Value
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     (Title of each class of securities covered by this Form)

                             None
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  (Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   X       Rule 12h-3(b)(1)(i)
                          ---                           ---
     Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
                          ---                           ---
     Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
                          ---                           ---
     Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                          ---                           ---
                                   Rule 15d-6
                                                        ---

Approximate number of holders of record as of the certification or notice date:  None

Pursuant to the requirements of the Securities Exchange Act of 1934 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:   November 4, 1999          By:  RONALD J. ENDRES
      --------------------            ------------------
                                       Ronald J. Endres
                                       Executive Vice President &
                                       Chief Financial Officer of
                                       Southern Union Company
                                       (successor by merger to
                                       Pennsylvania Enterprises,
                                       Inc.)